Exhibit 4.19


                                October 31, 2005


Mr. Steven Grodko
596 South Forest Drive
Teaneck, NJ 07666

      Re: Warrant to purchase common stock of American Bio Medica Corp. (the "Company"), original issued October 28, 2000 (the "Warrant")

Dear Mr. Grodko:

      The following sets forth our agreement with respect to the registration of the common shares underlying the Warrant (the "Warrant Shares"). The parties have entered into an Extension Agreement, dated October 27, 2005, a copy of which is attached as Exhibit A, in which the expiration date of the Warrants has been extended until October 28, 2006.

      The Warrant Shares had been registered by the Company in accordance with an SB-2 Registration Statement (Registration No. 333-50230), filed with the Securities and Exchange Commission ("SEC") on November 17, 2000, and subsequently amended by prospectus supplements filed with the SEC from time to time (the "Registration Statement").

      The Company shall use reasonable efforts to file a post-effective amendment to the Registration Statement with the SEC on or before December 9, 2005. Such amendment shall include reference to the Extension Agreement. Notwithstanding the foregoing, should the Company determine that a new registration statement is necessary, the Company shall use reasonable efforts to file a new registration statement with the SEC to register the Warrant Shares on or before April 30, 2006 and seek accelerated effectiveness of such statement.

      The Company shall cause such registration statement to remain effective from the date of filing (or the date it is declared effective, whichever the case may be) until October 28, 2006, or until Grodko informs the Company that he has liquidated his position in the Warrants. Grodko agrees to indemnify, defend and hold harmless the Company from any and all liability relating to any failure of the Company to maintain an effective registration statement with respect to the Warrant Shares, except as provided herein. In addition, Grodko acknowledges that the Company shall have no liability whatsoever in respect of Grodko's inability to transfer the Warrant Shares or exercise the Warrants.

      To acknowledge your agreement to the above terms, please execute this letter agreement below.

                                          Very truly yours,
                                          AMERICAN BIO MEDICA CORPORATION

                                          By: /s/ Stan Cipkowski
                                              --------------------------------
                                              Stan Cipkowski
                                              Chief Executive Officer/Director


                                          By: /s/ Keith E. Palmer
                                              --------------------------------
                                              Keith E. Palmer
                                              Chief Financial Officer

AGREED:

/s/ Steven Grodko
---------------------------------
Steven Grodko